Exhibit 10.2

AMENDED AND RESTATED RESTRICTED STOCK/STOCK EQUIVALENT
PLAN FOR NON-EMPLOYEE DIRECTORS OF CIGNA CORPORATION
Amended and Restated Effective January 25, 2007

1. Purpose.

The Restricted Stock/Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation (the "Plan") is intended to provide directors of CIGNA Corporation (the "Company") with a proprietary interest in the Company's success and progress by granting them shares of the Company's Common Stock or Common Stock Equivalents ("Common Stock" or “Stock Equivalents”) which are restricted in accordance with the terms and conditions set forth below ("Restricted Shares" or “Restricted Share Equivalents”). The Plan is intended to increase the alignment of personal economic interest between directors and shareholders generally and to strengthen the Company's ability to continue attracting and retaining highly qualified directors. No grants will be made under the Plan on or after January 17, 2006 except to Eligible Directors (as defined below) whose service as a member of the Company’s Board of Directors (the "Board") started before January 1, 2006.

2. Administration.

The Plan is to be administered by the Corporate Governance Committee of the Board or any successor committee with responsibility for compensation of directors (the "Committee").

3. Eligibility and Grants.

All Eligible Directors shall be eligible to participate in the Plan. “Eligible Directors” means all persons who (a) were members of the Board on September 30, 1989 (the “Effective Date”), or were elected to the Board after the Effective Date and before January 1, 2006 and (b) have served as directors for at least six months and, for the ten year period ending on the date such service began, were not officers or employees of the Company or any of its subsidiaries.

Each director who was an Eligible Director on the Effective Date was granted 4,500 Restricted Shares, effective as of the Effective Date. Each director who became an Eligible Director after the Effective Date but before October 1, 2004 was granted 4,500 Restricted Shares, effective as of the date such director became an Eligible Director. Each director who becomes an Eligible Director after October 1, 2004 but before January 17, 2006 shall be granted 4,500 Restricted Share Equivalents, effective as of the date such director becomes an Eligible Director.

4. Terms and Conditions of Restricted Shares.

(a) General. Subject to the provisions of Section 4(c) below, the restrictions set forth in Section 4(b) shall apply to each grant of Restricted Shares for a period (the "Restricted Period") from the date of grant until the later of the expiration of the six-month period immediately following the date of grant or the date on which the shares vest as provided in Section 4(c).

(b) Restrictions on Restricted Shares. A stock certificate representing the number of Restricted Shares granted shall be registered in each Eligible Director's name but shall be held in custody by the Company for the Eligible Director's account. The Eligible Director shall have all rights and privileges of a shareholder as to such Restricted Shares, including the right to receive dividends and the right to vote such Restricted Shares, except that the following restrictions shall apply: (i) the Eligible Director shall not be entitled to delivery of the certificate until the expiration of the Restricted Period, (ii) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period, and (iii) except as provided in Section 4(c), all of the Restricted Shares shall be forfeited and all rights of the Eligible Director to such Restricted Shares shall terminate without further obligation on the part of the Company upon the Eligible Director's ceasing to be a director of the Company prior to the expiration of the Restricted Period.

(c) Vesting of Restricted Shares

(i) The Restricted Shares granted to an Eligible Director shall vest on: (1) January 17, 2006, for an Eligible Director who as of that date has remained in continuous service as a director of the Company for at least nine years; (2) the ninth anniversary of the date an Eligible Director began service as a director of the Company if the Eligible Director has remained in continuous service as a director of the Company for that period and the Eligible Director had continuously served for fewer than nine years as of January 17, 2006; or (3) if earlier than the dates set forth in (1) or (2), upon termination of service as a director of the Company if the Eligible Director ceases to be a director by reason of Disability, death, Retirement or Change of Control. If an Eligible Director ceases to be a director of the Company for any other reason not listed in (3) above and the Restricted Shares have not otherwise vested pursuant to (1) or (2) above, the Eligible Director shall immediately forfeit all Restricted Shares except to the extent that a majority of the Board other than the Eligible Director approves the vesting of such Restricted Shares. Upon vesting, except as provided in Section 6, all restrictions applicable to such Restricted Shares shall lapse. Such shares shall be delivered to the Eligible Director, or the Eligible Director's beneficiary or estate, in accordance with Section 4(d).

(ii) Disability. For purposes of this Plan, "Disability" shall mean a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code.

(iii) Retirement. For purposes of this Section 4(c), "Retirement" shall mean ceasing to be a director of the Company (i) on or after age 72, or (ii) on or after age 65 with the consent of a majority of the members of the Board other than the Eligible Director.

(iv) Change of Control. For purposes of this Plan, "Change of Control" shall mean:

(A) a corporation, person or group acting in concert as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of preferred or common shares of the Company having voting power which is either (i) more than 50% of the voting power of the shares which voted in the election of directors of the Company at the shareholders' meeting immediately preceding such determination, or (ii) more than 25% of the voting power of the Company's outstanding common shares; or

(B) as a result of a merger or consolidation to which the Company is a party, either (i) the Company is not the surviving corporation or (ii) Directors of the Company immediately prior to the merger or consolidation constitute less than a majority of the Board of Directors of the surviving corporation; or

(C) a change occurs in the composition of the Board at any time during any consecutive 24-month period such that the "Continuity Directors" cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence "Continuity Directors" shall mean those members of the Board who either: (i) were directors at the beginning of such consecutive 24-month period; or (ii) were elected by, or on nomination or recommendation of, at least a majority (consisting of at least nine directors) of the Board.

(d) Delivery of Shares. At the end of the Restricted Period, the number of Restricted Shares which have vested shall be delivered free of all such restrictions to the Eligible Director or the Eligible Director's beneficiary or estate, as the case may be. The shares shall be certificated and delivered or delivered via book entry deposit into the Eligible Director’s account at the Corporation’s stock transfer agent.

5. Terms and Conditions of Restricted Share Equivalents.

(a) General. An account shall be established on the books and records of the Company to record the number of Restricted Share Equivalents granted by the Company to the Eligible Director. Subject to the provisions of Section 5(c) below, the restrictions set forth in Section 5(b) shall apply to each grant of Restricted Share Equivalents.

(b) Restrictions on Restricted Share Equivalents. The following restrictions shall apply to Restricted Share Equivalents: (1) the Eligible Director shall not be entitled to the payment of the Restricted Share Equivalents until the Payment Date provided in Section 5(d); (2) none of the Restricted Share Equivalents may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of prior to the Payment Date; and (3) all of the Restricted Share Equivalents shall be forfeited and all rights of the Eligible Director to such Restricted Share Equivalents shall terminate without further obligation on the part of the Company upon the Eligible Director ceasing to be a director of the Company prior to the date the Restricted Share Equivalents vest.

(c) Vesting of Restricted Share Equivalents.

(1) The Restricted Share Equivalents granted to an Eligible Director shall vest on the later of:
(A) Six months after the date of grant; or
(B) The earliest of:
(i) The Eligible Director's ninth anniversary of continuous service as a director of the Company,
(ii) The Eligible Director's attainment of age 65,
(iii) The Eligible Director's Disability,
(iv) The Eligible Director's death, or
(v) The occurrence of a Change of Control.

(2) If an Eligible Director’s resignation is accepted because he or she failed to receive the required majority vote for reelection and his or her Restricted Share Equivalents have not yet vested pursuant to Section 5(c)(1), then a pro-rated portion of the Eligible Director’s Restricted Share Equivalents shall automatically vest effective as of the date of such resignation, with the portion to vest determined by multiplying 4500 by the following fraction: the number of complete months the Eligible Director performed continuous service as a director of the Company divided by 108, eliminating any resulting fractional Restricted Share Equivalent.

(3) If an Eligible Director ceases to be a director of the Company and any of his or her Restricted Share Equivalents have not otherwise vested pursuant to this Section 5(c), the Eligible Director shall immediately forfeit all such remaining Restricted Share Equivalents, except to the extent a majority of the Board other than the Eligible Director approves their vesting.

(d) Payment of Vested Restricted Share Equivalents. The cash value of the vested Restricted Share Equivalents shall be determined as of an Eligible Director's last business day of service as a director of the Company (the "Valuation Date") by using the closing price on the Valuation Date as reported on the Composite tape or successor means of publishing stock price. The Valuation Date cash value shall be paid to the Eligible Director, or the Eligible Director's beneficiary or estate, as the case may be, within 45 days of the Eligible Director's separation from service, but no later than the end of the calendar year in which the Eligible Director separates from service or, if later, the fifteenth day of the third month following the Eligible Director's separation from service (the "Payment Date").

(e) Hypothetical Dividends. Hypothetical dividends (amounts equal to cash dividends paid on shares of Common Stock) shall be paid on the Restricted Share Equivalents no later than the end of the calendar year in which cash dividends on shares of Common Stock are paid or, if later, the fifteenth day of the third month following the date cash dividends on shares of Common Stock are paid.

6. Regulatory Compliance.

No Common Stock granted pursuant to this Plan shall be sold or distributed by an Eligible Director or an Eligible Director's beneficiary or estate until all appropriate listing, registration and qualification requirements and consents and approvals have been satisfied or obtained, free of any condition unacceptable to the Board of Directors.

7. Adjustment in Event of Changes in Capitalization.

In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Committee may make such equitable adjustments, to prevent dilution or enlargement of rights, as it may deem appropriate in the number and class of shares authorized to be granted as Restricted Shares or in the number of Restricted Share Equivalents. Restricted Shares or Restricted Share Equivalents issued as a consequence of any such change in the corporate structure or shares of the Company shall be issued subject to the same restrictions and provisions applicable to the Restricted Shares or Restricted Share Equivalents with respect to which they are issued.

8. Termination or Amendment of the Plan.

The Board may at any time terminate the Plan and may from time to time alter or amend the Plan or any part hereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Section 6) without shareholder approval, unless otherwise required by law or by the rules of the Securities and Exchange Commission or New York Stock Exchange. No termination or amendment of the Plan may, without the consent of an Eligible Director, impair the rights of such director with respect to Restricted Shares or Restricted Share Equivalents granted under the Plan.

9. Miscellaneous.

(a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Company's shareholders.

(b) The Company shall have the right to require, prior to the issuance or delivery of any Restricted Shares, payment by an Eligible Director of any taxes required by law with respect to the issuance or delivery of such shares, or the lapse of restrictions thereon, or to withhold any taxes as required by law with respect to the cash value of the Restricted Share Equivalents.

(c) The shares of Common Stock granted as Restricted Shares under the Plan may be either authorized but unissued shares or shares which have been or may be reacquired by the Company, as determined from time to time by the Board.

10. Effective Dates.

The Plan became effective as of September 30, 1989. The effective date of this Restatement of the Restricted Stock/Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation is January 25, 2006.

END OF DOCUMENT